Exhibit 4.1

AMENDMENT NO. 4 TO AMENDED AND
RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 4 TO AMENDED AND RESTATED RIGHTS AGREEMENT (the “Amendment”), is entered into as of the 27th day of July, 2010, by and between CROWN CRAFTS, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (successor Rights Agent to Computershare Investor Services, LLC) (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent entered into that certain Amended and Restated Rights Agreement dated as of August 6, 2003, as amended by that certain Amendment No. 1 to Amended and Restated Rights Agreement dated as of July 12, 2006, that certain Amendment No. 2 to Amended and Restated Rights Agreement dated as of August 30, 2006 and that certain Amendment No. 3 to Amended and Restated Rights Agreement dated as of April 14, 2009 (as so amended, the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company (the “Board”); and

WHEREAS, pursuant to a resolution duly adopted, the Board authorized the amendment of the Rights Agreement as provided herein;

NOW, THEREFORE, the Company and the Rights Agent agree as follows:

1. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting the reference therein to “March 31, 2014” and substituting therefor “July 31, 2010”. As a result of the foregoing, all references in the Rights Agreement to the “Final Expiration Date” shall refer to July 31, 2010.

2. Amendment of Exhibits A and B to the Rights Agreement. Exhibits A and B to the Rights Agreement are hereby amended by deleting each reference therein to “March 31, 2014” and substituting therefor “July 31, 2010”.

3. Effectiveness. This Amendment shall be effective as of the date first written above, as if executed on such date by all parties hereto.

4. Entire Agreement; Severability. This Amendment (together with the Rights Agreement) contains the entire agreement among the parties hereto relating to the matters provided herein, and no representations, promises or agreements, oral or otherwise, not expressly contained or incorporated by reference herein or therein shall be binding on the parties hereto. The provisions of this Amendment are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision hereof.

5. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any principles of conflict of laws.

6. Counterparts. This Amendment may be executed and delivered (including delivery electronically or by facsimile) in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

CROWN CRAFTS, INC.

By: /s/ E. Randall Chestnut
E. Randall Chestnut
President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY,
N.A., as Rights Agent

By: /s/ Kellie Gwinn
Name: Kellie Gwinn
Title: Vice President

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